Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports First Quarter Earnings

MOCKSVILLE, NORTH CAROLINA, April 23, 2007—— Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three months ended March 31, 2007.

For the three month period ended March 31, 2007, diluted earnings per share were $.20 which was unchanged from the first quarter of 2006. Net income for the first quarter of 2007 was $780,000, as compared to $804,000 in the first quarter of 2006.

Total assets at March 31, 2007 amounted to $472.8 million, an increase of 20.1% when compared to the March 31, 2006 amount of $393.7 million. Net loans increased 15.0% over the prior year to $353.2 million, while deposits grew to $407.2 million, a 22.5% increase. The allowance for loan losses was 1.05% of total loans as of March 31, 2007, and net year to date charge-offs were 0.07% of average loans outstanding.

Net interest income increased only slightly over the year ago quarter as an increase in earning assets was substantially offset by a decline in the Company’s net interest margin. However, the Company did experience significant growth of 20.2% in non-interest income for the first quarter of 2007 versus the comparable quarter in 2006. While non-interest expense rose 13.0% quarter over quarter, it decreased as a percentage of average assets.

As was previously announced on April 12, 2007, the Company has entered into a definitive agreement with Randolph Bank & Trust Company (Pink Sheets: RDBN) whereby Randolph Bank will be merged into Bank of the Carolinas. The transaction is subject to shareholder and regulatory approval and is expected to be consummated in the fourth quarter of 2007.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands—Unaudited)

	March 31
	2007	2006
Assets
Cash and Due from Banks	$5,594	$4,486
Interest-Bearing Deposits in Banks	100	173
Federal Funds Sold	27,467	2,779
Securities Available for Sale	58,452	54,689

Loans	356,948	310,615
Less, Allowance for Loan Losses	(3,735)	(3,410)

Total Loans, Net	353,213	307,205
Properties and Equipment	11,391	11,266
Other Assets	16,626	13,144

Total Assets	$472,843	$393,742

Liabilities

Non-interest Bearing Demand Deposits	$29,603	$33,322
Interest Bearing Demand Deposits	64,377	61,105
Savings Deposits	11,428	12,071
Time Deposits	301,808	225,924

Total Deposits	407,216	332,422

Borrowings	23,000	24,000
Retail Repurchase Agreements	994	—
Other Liabilities	3,191	2,069

Total Liabilities	434,401	358,491

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,831,692
Shares in 2007 and 3,825,192 Shares in 2006	19,158	19,126
Additional Paid-In Capital	11,471	11,421
Retained Earnings	7,881	5,196
Accumulated Other Comprehensive Loss	(68)	(492)

Total Shareholders’ Equity	38,442	35,251

Total Liabilities and Shareholders’ Equity	$472,843	$393,742

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31
	2007	2006
Interest Income
Interest and Fees on Loans	$7,309	$5,805
Interest on Securities	614	477
Federal Funds Sold	177	138
Deposits in Other Banks	4	1

Total Interest Income	8,104	6,421

Interest Expense
Deposits	4,250	2,676
Borrowed Funds	285	271

Total Interest Expense	4,535	2,947

Net Interest Income	3,569	3,474
Provision for Loan Losses	62	117

Net Interest Income After Provision for
Loan Losses	3,507	3,357

Other Income
Customer Service Fees	236	221
Mortgage Loan Broker Fees	31	59
Investment Services	43	—
Increase in CSV of Life Insurance	82	49
Other Income	37	28

Total Other Income	429	357

Noninterest Expense
Salaries and Benefits	1,517	1,355
Occupancy and Equipment	418	337
Other Noninterest Expense	852	774

Total Noninterest Expense	2,787	2,466

Income Before Income Taxes	1,149	1,248
Income Taxes	369	444

Net Income	$780	$804

Earnings Per Share
Basic	$0.20	$0.21
Diluted	$0.20	$0.20

Weighted Average Shares Outstanding
Basic	3,826,706	3,825,192
Diluted	3,949,095	3,964,428

Bank of the Carolinas Corporation

Performance Ratios

	Three Months Ended March 31
	2007	2006	Change*
Financial Ratios
Return On Average Assets	0.69%	0.84%	(15	) BP
Return On Average Shareholders’ Equity	8.27%	9.26%	(99)
Net Interest Margin	3.31%	3.86%	(55)

Asset Quality Ratios
Net-chargeoffs to Average Loans	0.07%	0.03%	4	BP
Nonperforming Loans To Total Loans	0.70%	0.42%	28
Nonperforming Assets To Total Assets	0.72%	0.60%	12
Allowance For Loan Losses To Total Loans	1.05%	1.10%	(5)

*	BP denotes basis points.